Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 21, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.047121 per unit, payable on November 15, 2016, to unit holders of record on October 31, 2016.

This month’s distribution increased from the previous month due to an increase in the net production of oil for the Waddell Ranch properties, offset by a slight decrease in pricing of oil production. The Waddell Ranch Properties contributed $1,347,309 to this month’s distribution. The Texas Royalty Properties had an increase in oil production, also offset by a decrease in pricing for oil production. The Texas Royalty Properties contributed $958,952 to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 69,939 barrels of oil and 402,927 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 25,045 barrels of oil and 144,845 Mcf of gas. The average price for oil was $41.37 per bbl and for gas was $2.57 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,929,492. Deducted from these would be the Lease Operating Expense (LOE) of $1,527,215, taxes of $359,853 and Capital Expenditures (CAPEX) of $246,010 totaling $2,133,079 resulting in a Net Profit of $1,796,412 for the month of September. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,347,309 to this month’s distribution.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	69,939	402,927	25,045	144,845	*	$41.37	$2.57	**
Texas Royalties	27,137	26,967	25,780	25,619	*	$39.78	$4.37	**

Prior Month
Waddell Ranch	66,782	414,242	25,053	156,417	*	$41.57	$2.47	**
Texas Royalties	23,420	26,696	22,249	25,361	*	$42.55	$4.52	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 27,137 barrels of oil and 26,967 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 25,780 barrels of oil and 25,619 Mcf of gas. The average price for oil was $39.78 per bbl and for gas was $4.37 per Mcf. This would primarily reflect production and pricing for the month of August for oil and the month of July for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,197,273. Deducted from these would be taxes totaling $187,850 resulting in a Net Profit of $1,009,423 for the month of September. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $958,952 to this month’s distribution.

General and Administrative Expenses deducted for the month were $110,482 resulting in a distribution of $2,196,260 to 46,608,796 units outstanding, or $0.047121 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839